Exhibit 10.1

April 20, 2018

Re: Amendment to Employment Agreement of Nathaniel A. Davis

Dear Mr. Davis:

Reference is made to that certain Second Amended and Restated Employment Agreement (the “Agreement”), dated as of January 27, 2016, by and between you and K12 Inc., a Delaware corporation (“K12”), which sets forth the terms and conditions of your employment with K12. Capitalized terms not defined in this letter shall have the meanings assigned to them in the Agreement.

This letter (the “Letter”) confirms the agreement between you and K12 to modify the terms of the Agreement as follows:

1.

The Term of the Agreement is extended until September 30, 2019 (the “Extension Date”), subject to earlier termination as provided in Article 4 of the Agreement, provided, however, that notwithstanding anything herein or any provision of the Agreement to the contrary, in the event the Company hires a replacement Chief Executive Officer and your employment with the Company is terminated prior to the Extension Date, or the Company elects not to renew the Agreement as of the Extension Date (a “Qualifying Termination”), then (i) you will not be entitled to receive the severance payments and benefits specified in Section 4.5(b) of the Agreement, and (ii) the provisions of Section 7 below shall apply.

2.

Effective March 3, 2018, you assumed the position of Chief Executive Officer and your title was changed to Chairman of the Board and Chief Executive Officer. You shall have the duties, responsibilities and authorities customarily associated with such position.  In this position, you shall have primary responsibility for leading the organization on a day to day basis and shall report to the Board.

3.

Effective as of March 3, 2018, in recognition of your increased role and responsibilities your Base Salary is increased to $735,000. Any portion of your Base Salary attributable to this increase that has not yet been paid will be paid to you during the next payroll period occurring after the date of this Letter.

4.

As provided in the Agreement, your target annual Performance Bonus will remain at 150% of Base Salary (and not more than 300% of Base Salary). For the Fiscal Year ending June 30, 2018, your Performance Bonus will be calculated based on a base salary of $735,000.

5.

As soon as practicable upon execution of this Letter, you will receive a one-time grant of performance-based restricted K12 stock having a value equal to $2,205,000 (based on K12’s closing stock price on the date of grant).  These shares will vest as follows, subject to your continued employment through vesting:

o	50% of these shares will vest upon the hiring and commencement of employment of a new Chief Executive Officer; and
o	50% of these shares will vest upon your submission to the Board of a strategic plan for K12 and the Board’s acceptance of the same.

6.

Beginning with Fiscal Year 2019, your target level for awards under K12’s equity incentive award plan will be in a range of $2,700,000 to $3,300,000, subject to such performance and other vesting criteria as may be determined at the time of grant upon mutually agreeable terms between you and the Board or the Compensation Committee.

7.

Upon a Qualifying Termination, the severance payments under Section 4.5 of the Agreement shall not apply and the special vesting provisions under Section 3.7(d) of the Agreement shall not apply, provided, however, that (i) all of your outstanding equity incentive awards in K12 will continue to vest for so long as you continue to serve as a member of the Board, and (ii)  if, upon your Qualifying Termination or at any time thereafter, you are asked to leave the Board and you execute within 30 days following your departure from the Board, and do not revoke, a Release, then (A) all of your outstanding equity incentive awards in K12 shall immediately and automatically vest, provided that, unless a provision more favorable to you is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement, and (B) your vested options will remain exercisable for 365 days following your departure from the Board (subject to the regular expiration date(s) of the options and the EIA Plan).

8.	The reference in Section 4.5(c) of the Agreement to Section 3.7(i) is hereby corrected to refer to Section 3.7(d).

9.	K12 will reimburse you for your documented legal expenses incurred in calendar year 2018 in connection with entering into this letter, up to a maximum of $5,000.

Except as modified by this Letter, the Agreement shall remain unchanged and shall continue in full force and effect according to its terms. For the avoidance of doubt, you agree that none of the changes to your terms and conditions of employment as provided by this Letter shall constitute “Good Reason” under the Agreement.  You also agree that the hiring of a new Chief Executive Officer during the Term of the Agreement will not constitute “Good Reason,” provided that you continue to hold the position of Chairman of the Board until the end of the Term

This Letter, together with the Agreement (to the extent not amended by this letter), constitutes the entire agreement between you and K12, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

Thank you for your continued service to K12.

Sincerely,

/s/ John M. Engler

Name: John M. Engler

Chairman of the Compensation Committee

Agreed and Accepted:

/s/ Nathaniel A. Davis

Nathaniel A. Davis

Chairman and Chief Executive Officer